Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement ("Agreement") is entered into as of June 11, 2026 (the "Effective Date"), by and between NN, INC., a Delaware corporation (the "Company") and JAMI STATHAM ("Statham"). Each of the Company and Statham may be referred to as a "Party" and, collectively, as the "Parties".

Background

WHEREAS, the Company and Statham are parties to that certain Letter of Understanding, dated June 5, 2024 (the “LOU”) pursuant to which the Company employs Statham;

WHEREAS, the Company and Statham are parties to that certain Separation Agreement, dated July 8, 2024 (the “Separation Agreement”); and

WHEREAS, Statham’s employment with the Company will end by mutual agreement on the Separation Date (as defined below) under circumstances that the Parties agree will not entitle Statham to receive any severance payments under the terms of the Separation Agreement.

Agreement

NOW, THEREFORE, in consideration of agreements and consideration contained herein and for other good and valuable consideration, the receipt and sufficiency of which is expressly acknowledged by Statham, the Company and Statham agree as follows:

1.             Separation from Service. Statham’s employment with the Company will end on July 9, 2026 (“Separation Date”). After the Effective Date, the terms of Statham’s employment going forward will be governed entirely by the terms of this Agreement, which shall supersede and replace in entirety the terms of LOU, other than the defined terms or sections of the LOU expressly incorporated by reference herein.

2.             Continuing Employment Duties. From the Effective Date through the Separation Date (the “Employment Period”), unless her employment is terminated pursuant to Section 4 of this Agreement, Statham will remain in her current role as the Company’s Senior Vice President, General Counsel & Corporate Secretary. During the Employment Period, Statham will continue to perform the duties set forth in the LOU and will perform such duties in good faith and to the best of Statham’s abilities. Statham will continue to comply in all material respects with all of the Company’s policies and procedures and with all of Statham’s statutory and contractual obligations to the Company. Without limiting the generality of the foregoing, the terms and conditions of employment set forth herein (including the Company’s determination to appoint a replacement Senior Vice President, General Counsel & Corporate Secretary) shall not constitute Good Reason (as defined in the Separation Agreement) for purposes of the Separation Agreement.

3.             Compensation. During the Employment Period:

(a)              Statham shall continue to receive the Base Salary and Annual Incentive Award pursuant to the LOU;

(b)              Statham shall continue to be eligible to participate in the Company’s standard employee benefit plans on the terms and subject to the conditions applicable to such plans; and

(c)              all outstanding equity awards held by Statham shall continue to vest on the terms and subject to the conditions in the governing plan documents and applicable grant agreements.

In addition, so long as Statham continues to remain employed through the Separation Date, executes and returns to the Company, a general release in the form of Exhibit A (the “Separation Date Release”) on the Separation Date and does not revoke such release, and complies with the covenants under Sections 2, 3, and 4 of the Separation Agreement, Statham shall be entitled to a one-time transition payment equal to pro-rata portion of her annual target bonus of $175,000 for calendar year 2026, calculated through the Separation Date (the “Transition Payment”). The Transition Payment shall be payable on the Company’s first regularly scheduled pay date following the expiration of the revocation period set forth in the Separation Date Release. For avoidance of doubt, Statham shall not be entitled to receive any payments described in Section 1 of the Separation Agreement other than the payments described in Section 1(b) of the Separation Agreement.

4.             Termination. Statham shall be entitled to voluntarily terminate Statham’s employment for any reason and the Company may terminate Statham’s employment with or without Cause (as defined in the Separation Agreement) during the Employment Period. If Statham voluntarily terminates Statham’s employment during the Employment Period for any reason, or if the Company terminates Statham’s employment with Cause, Statham will be paid only the amounts set forth in Section 1(b) of the Separation Agreement.

5.             Release by Statham. In consideration of the payments by and agreements of the Company contained herein, Statham, on Statham’s own behalf and Statham’s heirs, executors, administrators, representatives, successors and assigns and anyone claiming by, through or for Statham, or anyone making a claim on Statham’s behalf (for purposes of this Section 5, “Statham”) agrees to forever RELEASE and DISCHARGE Company and each of its respective present, past, and future parents, direct and indirect subsidiaries, and affiliated corporations, divisions, affiliates, predecessors, principals, partners, joint venturers, representatives, successors, assigns, co-investors, parallel funds, shareholders, members, owners, directors, managers, officers, employees, attorneys, agents, and insurers, and all persons acting by, through, under or in concert with any of them and all other persons, firms and corporations whomsoever (collectively, the “Releasees”) and the heirs, executors, administrators, successors and assigns of the Releasees, from any and all liability, actions, common law claims, statutory claims under state or federal law, charges, complaints, claims, promises, suits, debts, sums of money, accounts, covenants, contracts, agreements, controversies, damages, judgments, rights, obligations, and causes of action, whether known or unknown, whether contingent or liquidated, whether by apportionment or otherwise, of every kind, nature or description arising by reason of any matter, cause or thing whatsoever at any time through the Effective Date. This release includes, but is not limited to: any claims for continued employment, salary, incentive pay, performance bonuses, commissions and severance pay; any rights arising out of alleged violations or breaches of any express or implied agreements; breach of the implied covenant of good faith and fair dealing; any legal restrictions on the Releasees’ rights to terminate employees; any tort; negligent or intentional misrepresentation; wrongful discharge; intentional or negligent interference with contractual relations; intentional or negligent infliction of emotional distress; whistleblowing; or past violation of any statute including, but not limited to, any rights and claims under Title VII of the Civil Rights Act of 1964, as amended; the Employment Retirement Income Security Act; COBRA; the Rehabilitation Act of 1973; the Americans With Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Age Discrimination in Employment Act Amendments of 1990 (sometimes known as the “Older Workers Benefit Protection Act”); the Worker Adjustment Retraining Notification Act; and any other national, state or local rule, regulation, ordinance or law, any claim under any local, state or federal common law, statute, regulation or ordinance; breach of contract claims; breach of any collective bargaining agreement claims; and all demands, damages, expenses, fees (including attorneys’ fees, court costs, expert witness fees, etc.), which Statham may now or hereafter have against the Releasees and/or have on account of, arising out of, or in connection with all interactions, transactions or contracts, express or implied, between Statham and the Releasees, including, but not limited to Statham’s employment and the termination thereof, through the Effective Date. If any claim is not subject to this release, to the extent permitted by law, Statham waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Company or any other Releasee identified in this Agreement is a party.

Statham acknowledges and agrees that this Agreement releases all claims existing or arising prior to Statham’s execution of this Agreement which Statham has or may have against the Releasees, whether such claims are known or unknown and suspected or unsuspected by Statham; provided, however, that nothing in this Agreement shall limit or impede Statham’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission or any other any federal, state or local agency charged with the enforcement of any laws; contact, communicate with or report unlawful conduct to federal, state, or local officials for investigation or participate in any whistleblower program administered by any such agencies; to file a claim for unemployment benefits; and/or any causes of action which by law Statham may not legally waive.

Statham further agrees that Statham will not bring a lawsuit or claim against the Releasees asserting any of the claims released herein. In the event Statham acts in disregard of the covenants made in this section, and files a lawsuit or claim based on any legal claims that Statham has agreed to release, Statham will pay for all costs incurred by the Company, including all reasonable attorneys’ fees incurred in defending against Statham’s released claims.

Notwithstanding the foregoing, the following are not included in the claims released in this Section 5: (i) claims arising after the date on which Statham signs this Agreement; (ii) rights Statham may have as a Company shareholder; (iii) claims for or rights to indemnification pursuant to the Company’s articles of incorporation and bylaws, any fully executed indemnification agreement with Company, insurance policies or applicable law; and (iv) claims which cannot be waived as a matter of law.

Statham acknowledges that (i) Statham is specifically releasing any and all claims, whether known or unknown, which are based on the Older Workers Benefit Protection Act; (ii) Statham has signed this Agreement of Statham’s own free will in exchange for the consideration stated above, which Statham acknowledges constitutes full, fair, reasonable and adequate consideration, to which Statham is not otherwise entitled, for the affirmations, certifications, representations and promises made herein; (iii) Statham has carefully read and fully understands all the provisions of this Agreement and that Statham has been afforded at least twenty-one (21) days to consider the terms hereof; Statham agrees that changes made to this Agreement at Statham’s request do not restart the twenty-one (21) day period that Statham has to review this Agreement; (iv) Statham has been advised in writing by this Agreement that Statham should consult with an attorney prior to executing this Agreement; and (v) Statham understands and agrees that this Agreement shall not become effective or enforceable until seven (7) calendar days (pursuant to the OWBPA) after it is executed by Statham and during that seven (7) day period (the “Revocation Period”) Statham may revoke or rescind this Agreement. If Statham wishes to revoke or rescind this Agreement, Statham agrees to do so in writing within seven (7) days and deliver such written notice of Statham’s intent to revoke by certified mail to: Attn: D. Gail Nixon, Senior Vice President & CHRO, NN, Inc., 6210 Ardrey Kell Road, Suite 120, Charlotte, NC 28277. If Statham does not timely revoke or rescind, this Agreement goes into force and effect on the eighth day following its execution. Statham also understands that should Statham decide to revoke or rescind this Agreement within seven (7) days of signing, the Agreement will not be effective and the monies and other consideration that the Company has promised to provide Statham shall not be paid or provided.

6.            Release by Company. The Company, for itself and its representatives, successors and assigns agrees to forever RELEASE and DISCHARGE Statham from any and all liability, actions, charges, complaints, claims, promises, suits, debts, sums of money, accounts, covenants, contracts, agreements, controversies, damages, judgments, rights, obligations and causes of action of every kind, nature or description arising by reason of any matter, cause or thing as it relates to her employment with the Company at any time from the commencement of Statham’s employment with the Company pursuant to the LOU until the Effective Date. Notwithstanding the foregoing, the release set forth in this Section 6 does not include any of Company’s rights arising under this Agreement.

7.             Compliance with Section 409A.

(a)              The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be construed and interpreted in accordance with such intent. Statham’s termination of services (or words to similar effect) shall not be deemed to have occurred for purposes of this Agreement unless such termination of services constitutes a “separation from service” within the meaning of Code Section 409A and the regulations and other guidance promulgated thereunder.

(b)              Notwithstanding any provision in this Agreement to the contrary, if Statham is deemed on the date of her separation from service to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology set forth in Code Section 409A, then with regard to any payment or any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A and the regulations issued thereunder that is payable due to Statham’s separation from service, to the extent required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided to Statham prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Statham’s separation from service, and (ii) the date of Statham’s death (the “Delay Period”). On the first day of the seventh month following the date of Statham’s separation from service or, if earlier, on the date of Statham’s death, all payments delayed pursuant to this Section 7 shall be paid or reimbursed to Statham in a lump sum, and any remaining payments and benefits due to Statham under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)              To the extent any reimbursement of costs and expenses provided for under this Agreement constitutes taxable income to Statham for Federal income tax purposes, such reimbursements shall be made as soon as practicable after Statham provides proper documentation supporting reimbursement but in no event later than December 31 of the calendar year next following the calendar year in which the expenses to be reimbursed are incurred. With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(d)              If under this Agreement, any amount is to be paid in two or more installments, each such installment shall be treated as a separate payment for purposes of Section 409A.

8.             Governing Law and Interpretation. This Agreement shall be governed by the governing law and dispute resolution provisions of the Separation Agreement.

9.             Successors. This Agreement binds and inures to the benefit of Statham’s heirs, administrators, representatives, executors, successors and assigns, and all Releasees and their heirs, administrators, representatives, executors, successors and assigns.

10.           No Admission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

11.           Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

12.           Entire Agreement. This Agreement, together with the Separation Agreement, sets forth the entire agreement between the Parties hereto related to the subject matter herein, and fully supersedes any prior agreements or understandings between the Parties, except for any arbitration, intellectual property, noncompete, restrictive covenant, indemnification, non-solicitation, nondisclosure, or confidentiality agreements between Company and Statham, which shall remain in full force and effect according to their terms. Statham acknowledges that Statham has not relied on any representations, promises, or agreements of any kind made to Statham in connection with Statham’s decision to accept this Agreement, except for those set forth in this Agreement.

13.           Severability. The Parties believe that the provisions of this Agreement are reasonable and fair in all respects and are necessary to protect the interests of the Parties. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

14.           Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be deemed an original, but all of which, taken together shall constitute the same instrument. A signature made on a faxed or electronically mailed copy of the Agreement or a signature transmitted by facsimile or electronic mail will have the same effect as the original signature.

The Parties have caused this Agreement to be executed by their duly authorized representatives as of the date set forth above.

COMPANY:		STATHAM:

NN, INC.

By:	/s/ Harold C. Bevis	/s/ Jami Statham
Name:	Harold C. Bevis	Jami Statham
Title:	Chief Executive Officer

Exhibit A

Release